As Filed With The Securities and Exchange Commission on May 26, 2004

Registration No. 333-115281

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

AMENDMENT NO. 1 TO
FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________________

TITAN PHARMACEUTICALS, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	94-3171940
(State Or Other Jurisdiction Of Incorporation Or Organization)	(I.R.S. Employer Identification Number)

400 Oyster Point Blvd.
South San Francisco, California 94080
(650) 244-4990
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant's Principal Executive Offices)
______________________________

Louis R. Bucalo, M.D., Chairman, President and Chief Executive Officer
Titan Pharmaceuticals, Inc.
400 Oyster Point Blvd., Suite 505
South San Francisco, California 94080
(650) 244-4990
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent For Service)
______________________________

Copies to:
Fran Stoller, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [   ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

______________________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	1,187,500	$3.99	$4,738,125	$600.32

       (1) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee. The price shown is the average of the high and low price of the Common Stock on May 3, 2004 as reported by the American Stock Exchange.

       The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated May 26, 2004

Prospectus

TITAN PHARMACEUTICALS, INC.

Common Stock

       Selling stockholders named in this prospectus are offering all of the shares to be sold in this offering. We will not receive any of the proceeds from the sale of the shares.

       Our common stock is traded on the American Stock Exchange under the symbol "TTP." On June __, 2004, the closing price of the common stock was $____.

______________________________

       An investment in our securities involves a high degree of risk. See "Risk Factors" beginning on page 3.

______________________________

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this prospectus is _________, 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

       No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in or incorporated by reference in this prospectus, as supplemented or amended from time to time by us, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which such an offer, solicitation or sale would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

SUMMARY

       We are a biopharmaceutical company developing proprietary therapeutics for the treatment of central nervous system (CNS) disorders, cancer, and cardiovascular disease. Our product development programs focus on large pharmaceutical markets with significant unmet medical needs and commercial potential. Our internal resources are focused primarily on clinical development of the following five products:

  Spheramine: for the treatment of Parkinson's disease
  Pivanex: for the treatment of non-small cell lung cancer
  Gallium maltolate: for the treatment of several cancers and bone related disease associated with cancer
  Probuphine: for the treatment of opiate addiction
  DITPA: for the treatment of congestive heart failure

       We are directly developing our product candidates and also utilizing strategic partnerships, including a collaboration with Schering AG, Germany (Schering). These collaborations help fund product development and enable us to retain significant economic interest in our products. Spheramine development is primarily funded by our corporate partner for Spheramine, Schering. Following the announcement of clinical study results in mid 2002, Novartis is considering alternatives for the iloperidone program for the treatment of schizophrenia, including sub-licensing the product to another company for further development, or returning product rights to Titan. Titan is no longer directly pursuing development of the monoclonal antibodies-CeaVac, TriAb, and TriGem-for the treatment of various cancers, and remaining clinical studies are externally funded collaborations with co-operative groups.

       Some of our preclinical product development work is conducted through our two consolidated subsidiaries: Ingenex, Inc., and ProNeura, Inc. References to us and our products throughout this prospectus include the products under development by these two subsidiaries.

       Our principal executive offices are located at 400 Oyster Point Blvd., Suite 505, South San Francisco, California 94080, and our telephone number is (650) 244-4990.

RISK FACTORS

       An investment in our securities involves various risks. You should carefully consider the following risk factors and other information incorporated by reference herein before deciding to purchase shares of our securities.

       We have a history of operating losses and may never be profitable. From our inception through March 31, 2004, we had an accumulated deficit of approximately $166.1 million. We will continue to incur losses for the foreseeable future as a result of the various costs associated with our research, development, financial, administrative, regulatory and management activities. We may never achieve or sustain profitability.

       Our products are at various stages of development and may not be successfully developed or commercialized. We do not currently have any products being sold on the commercial market. Our proposed products are at various stages of development, but all will require significant further capital expenditures, development, testing, and regulatory clearances prior to commercialization. Of the large number of drugs in development, only a small percentage successfully complete the FDA regulatory approval process and are commercialized. We are subject to the risk that some or all of our proposed products:

  will be found to be ineffective or unsafe;
  will not receive necessary regulatory clearances;
  will be unable to get to market in a timely manner;
  will not be capable of being produced in commercial quantities at reasonable costs;
  will not be successfully marketed; or
  will not be widely accepted by the physician community.

       We may experience unanticipated problems relating to product development, testing, regulatory compliance, manufacturing, marketing and competition, and our costs and expenses could exceed current estimates. We cannot predict whether we will successfully develop and commercialize any products. Of our product candidates, iloperidone is furthest in development. The results of a study evaluating the EKG profile of patients taking iloperidone found that iloperidone appeared to prolong the cardiac QTc interval, potentially a cause for concern. While iloperidone was shown to have a similar QTc profile to ziprasidone (Geodon), a product already approved by the FDA, these results significantly delayed the regulatory filings for that product. Novartis is currently evaluating the next steps for the iloperidone program, which may include sublicensing the compound to another company or returning the rights to us. We cannot predict when, if ever, the development program for iloperidone will advance. Furthermore, we previously announced study results with CeaVac that did not meet its primary endpoint, and, as a result, have determined to discontinue our internal activities in development of the monoclonal antibodies CeaVac, TriAb, and TriGem.

       Our Spheramine product is based upon new technology which may be risky and fail to show efficacy. We are not aware of any other cell therapy products for CNS disorders that have been approved by the FDA or any similar foreign government entity and cannot assure you that we will be able to obtain the required regulatory approvals for any products based upon such technology.

       We must comply with extensive government regulations. Our research, development, preclinical and clinical trial activities and the manufacture and marketing of any products that we may successfully develop are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the U.S. and other countries. The process of obtaining required regulatory approvals for drugs, including conducting preclinical and clinical testing to determine safety and efficacy, is lengthy, expensive and uncertain. Even after such time and expenditures, we may not obtain necessary regulatory approvals for clinical testing or for the manufacturing or marketing of any products. We have limited experience in obtaining FDA approval. Regulatory approval may entail limitations on the indicated usage of a drug, which may reduce the drug's market potential. Even if regulatory clearance is obtained, post-market evaluation of the products, if required, could result in restrictions on a product's marketing or withdrawal of the product from the market, as well as possible civil and criminal sanctions. Our regulatory submissions may be delayed or we may cancel plans to make submissions for proposed products for a number of reasons, including:

  unanticipated preclinical testing or clinical trial reports;
  changes in regulations or the adoption of new regulations;
  unanticipated enforcement of existing regulations;
  unexpected technological developments; and
  developments by our competitors.

Consequently, we cannot assure you that we will make our submissions promptly, or at all, or that our submissions will receive approval from the FDA. If our corporate partners and we are unable to obtain regulatory approval for our products, our business will be seriously harmed.

       In addition, we and our collaborative partners may be subject to regulation under state and federal laws, including requirements regarding occupational safety, laboratory practices, environmental protection and hazardous substance control, and may be subject to other local, state, federal and foreign regulation. We cannot predict the impact of such regulation on us, although it could seriously harm our business.

       We face risks associated with third parties conducting preclinical studies and clinical trials of our products as well as our dependence on third parties to manufacture any products that we may successfully develop. We depend on third-party laboratories and medical institutions to conduct preclinical studies and clinical trials for our products and other third-party organizations to perform data collection and analysis, all of which must maintain both good laboratory and good clinical practices. We will also depend upon third party manufacturers for the production of any products we may successfully develop to comply with current Good Manufacturing Practices of the FDA, which are similarly outside our direct control. Our business could be materially adversely affected should third party laboratories and medical institutions conducting studies of our products fail to maintain both good laboratory and clinical practices. Similarly, we could be materially adversely affected if the manufacturers of any products we develop in the future fail to comply with Good Manufacturing Practices of the FDA.

       We face many uncertainties relating to our human clinical trial strategy and results. In order to obtain the regulatory approvals that we need to commercialize any of our product candidates, we must demonstrate that each product candidate is safe and effective for use in humans for each target indication. The results of preclinical and Phase 1 and Phase 2 clinical studies are not necessarily indicative of whether a product will demonstrate safety and efficacy in large patient populations. Two of our product candidates have reached Phase 3 human clinical trials, however results from the studies have not supported a regulatory filing. Several other product candidates are currently advancing into Phase 2 human clinical trials. We may not be able to demonstrate that any of our product candidates will be safe or effective in advanced trials that involve larger numbers of patients. Clinical trials are subject to oversight by institutional review boards and the FDA and:

  must be conducted in conformance with the FDA's good laboratory practice regulations;
  must meet requirements for institutional review board oversight;
  must meet requirements for informed consent;
  must meet requirements for good clinical practices;
  are subject to continuing FDA oversight; and
  may require large numbers of test subjects.

Our product development programs have in the past been and may in the future be curtailed, redirected or eliminated at any time for some or all of the following reasons:

  unanticipated, adverse or ambiguous results;
  undesirable side effects which delay or extend the trials;
  our inability to locate, recruit and qualify a sufficient number of patients for our trials;
  regulatory delays or other regulatory actions;
  difficulties in manufacturing sufficient quantities of the particular product candidate or any other components needed for our preclinical testing or clinical trials;
  change in the focus of our development efforts; and
  reevaluation of our clinical development strategy.

       Accordingly, our clinical trials may not proceed as anticipated or otherwise adequately support our applications for regulatory approval.

       We face risks associated with clinical trial liability claims in the event that the use or misuse of our product candidates results in personal injury or death. We face an inherent risk of clinical trial liability claims in the event that the use or misuse of our product candidates results in personal injury or death. Our clinical liability insurance coverage may not be sufficient to cover claims that may be made against us. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources or adversely impact or destroy the prospects for commercialization of the product which is the subject of any such claim.

       We may be unable to protect our patents and proprietary rights. Our future success will depend to a significant extent on our ability to:

  obtain and keep patent protection for our products and technologies on an international basis;
  enforce our patents to prevent others from using our inventions;
  maintain and prevent others from using our trade secrets; and
  operate and commercialize products without infringing on the patents or proprietary rights of others.

       We cannot assure you that our patent rights will afford any competitive advantages, and these rights may be challenged or circumvented by third parties. Further, patents may not be issued on any of our pending patent applications in the U.S. or abroad. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before a potential product can be commercialized, any related patent may expire or remain in existence for only a short period following commercialization, reducing or eliminating any advantage of the patent. If we sue others for infringing our patents, a court may determine that such patents are invalid or unenforceable. Even if the validity of our patent rights is upheld by a court, a court may not prevent the alleged infringement of our patent rights on the grounds that such activity is not covered by our patent claims.

       In addition, third parties may sue us for infringing their patents. In the event of a successful claim of infringement against us, we may be required to:

  pay substantial damages;
  stop using our technologies and methods;
  stop certain research and development efforts;
  develop non-infringing products or methods; and
  obtain one or more licenses from third parties.

If required, we cannot assure you that we will be able to obtain such licenses on acceptable terms, or at all. If we are sued for infringement, we could encounter substantial delays in development, manufacture and commercialization of our product candidates. Any litigation, whether to enforce our patent rights or to defend against allegations that we infringe third party rights, will be costly, time consuming, and may distract management from other important tasks.

       As is commonplace in the biotechnology and pharmaceutical industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. To the extent our employees are involved in research areas which are similar to those areas in which they were involved at their former employers, we may be subject to claims that such employees and/or we have inadvertently or otherwise used or disclosed the alleged trade secrets or other proprietary information of the former employers. Litigation may be necessary to defend against such claims, which could result in substantial costs and be a distraction to management and which may have a material adverse effect on us, even if we are successful in defending such claims.

       We also rely in our business on trade secrets, know-how and other proprietary information. We seek to protect this information, in part, through the use of confidentiality agreements with employees, consultants, advisors and others. Nonetheless, we cannot assure you that those agreements will provide adequate protection for our trade secrets, know-how or other proprietary information and prevent their unauthorized use or disclosure. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed products, disputes may arise as to the proprietary rights to such information, which may not be resolved in our favor. Most of our consultants are employed by, or have consulting agreements with, third parties and any inventions discovered by such individuals generally will not become our property. There is a risk that other parties may breach confidentiality agreements or that our trade secrets may become known or independently discovered by competitors, which could adversely affect us.

       We face intense competition. Competition in the pharmaceutical and biotechnology industries is intense. We face, and will continue to face, competition from numerous companies that currently market, or are developing, products for the treatment of the diseases and disorders we have targeted. Many of these entities have significantly greater research and development capabilities, experience in obtaining regulatory approvals and manufacturing, marketing, financial and managerial resources than we have. We also compete with universities and other research institutions in the development of products, technologies and processes, as well as the recruitment of highly qualified personnel. Our competitors may succeed in developing technologies or products that are more effective than the ones we have under development or that render our proposed products or technologies noncompetitive or obsolete. In addition, our competitors may achieve product commercialization or patent protection earlier than we will.

       We are dependent upon our key collaborative relationships and license and sponsored research agreements. As a company with limited resources, we rely significantly on the resources of third parties to conduct research and development and complete the regulatory approval process on our behalf. For example, our ability to ultimately derive revenues from iloperidone is almost entirely dependent upon Novartis or a new corporate partner conducting the Phase 3 trials and completing the regulatory approval process and implementing the marketing program necessary to commercialize iloperidone if the product is approved by the FDA. We are similarly dependent upon Schering, our collaborator for the development and commercialization of Spheramine. Beyond our contractual rights, we cannot control the amount or timing of resources that any existing or future corporate partner devotes to product development and commercialization efforts for our product candidates. In addition, we also receive substantial government funding for our cancer immunotherapeutic programs. We cannot assure you that we will continue to receive such governmental funding. If such funds are no longer available, some of our current and future development efforts may be delayed or terminated. We depend on our ability to maintain existing collaborative relationships, to develop new collaborative relationships with third parties and to acquire or in-license additional products and technologies for the development of new product candidates. We cannot assure you that we will be able to maintain or develop new collaborative relationships, or that any such third-party products or technology will be available on acceptable terms, if at all.

       Conflicts with our collaborators and strategic partners could have an adverse impact on our relationships with them and impair our ability to enter into future collaborations, either of which could seriously harm our business. Our collaborators have, and may, to the extent permitted by our agreements, develop competing products, preclude us from entering into collaborations with their competitors or terminate their agreements with us prematurely. Moreover, disagreements could arise with our collaborators or strategic partners over rights to our intellectual property and our rights to share in any of the future revenues from products or technologies resulting from use of our technologies, or our activities in separate fields may conflict with other business plans of our collaborators.

       We must meet payment and other obligations under our license and sponsored research agreements. Our license agreements relating to the in-licensing of technology generally require the payment of up-front license fees and royalties based on sales with minimum annual royalties, the use of due diligence in developing and bringing products to market, the achievement of funding milestones and, in some cases, the grant of stock to the licensor. Our sponsored research agreements generally require periodic payments on an annual or quarterly basis. Our failure to meet financial or other obligations under license or sponsored research agreements in a timely manner could result in the loss of our rights to proprietary technology or our right to have the applicable university or institution conduct research and development efforts.

       We may be dependent upon third parties to manufacture and market any products we successfully develop. We currently do not have the resources or capacity to commercially manufacture or directly market any of our proposed products. Collaborative arrangements may be pursued regarding the manufacture and marketing of any products that may be successfully developed. We may be unable to enter into additional collaborative arrangements to manufacture or market any proposed products or, in lieu thereof, establish our own manufacturing operations or sales force.

       Healthcare reform and restrictions on reimbursements may limit our financial returns. Our ability or the ability of our collaborators to commercialize drug products, if any, may depend in part on the extent to which government health administration authorities, private health insurers and other organizations will reimburse consumers for the cost of these products. These third parties are increasingly challenging both the need for and the price of new drug products. Significant uncertainty exists as to the reimbursement status of newly approved therapeutics. Adequate third party reimbursement may not be available for our own or our collaborator's drug products to enable us or them to maintain price levels sufficient to realize an appropriate return on their and our investments in research and product development.

       We may encounter difficulties managing our growth, which could adversely affect our results of operations. Our success will depend on our ability to expand and manage our growth. We may not be able to manage our growth, to meet the staffing requirements of additional collaborative relationships or successfully assimilate and train new employees. If we continue to grow, our existing management skills and systems may not be adequate and we may not be able to manage any additional growth effectively. If we fail to achieve any of these goals, there could be a material adverse effect on our business, financial condition or results of operations.

       We may not be able to retain our key management and scientific personnel. As a company with a limited number of personnel, we are highly dependent on the services of Dr. Louis R. Bucalo, our Chairman, President and Chief Executive Officer, as well as the other principal members of our management and scientific staff. The loss of one or more of such individuals could substantially impair ongoing research and development programs and could hinder our ability to obtain corporate partners. Our success depends in large part upon our ability to attract and retain highly qualified personnel. We compete in our hiring efforts with other pharmaceutical and biotechnology companies, as well as universities and nonprofit research organizations, and we may have to pay higher salaries to attract and retain personnel.

       We may need additional financing. At March 31, 2004, after the completion of a $15.4 million private placement of equity, we had approximately $55.9 million of cash, cash equivalents, and marketable securities that we believe will enable us to sustain our planned operations through 2006. We may need to seek additional financing to continue our product development activities, and will be required to obtain substantial funding to commercialize any products other than Spheramine that we may successfully develop. We do not have any funding commitments or arrangements. If we are unable to generate adequate revenues, enter into a corporate collaboration, complete a debt or equity offering, or otherwise obtain sufficient financing when and if needed, we may be required to reduce, defer or discontinue one or more of our product development programs.

       Future sales of our common stock in the public market could adversely impact our stock price. Future sales of our common stock by existing stockholders pursuant to Rule 144 under the Securities Act, pursuant to an effective registration statement or otherwise, could have an adverse effect on the price of our common stock.

       Our stock price has been and will likely continue to be volatile. Our stock price has experienced substantial fluctuations and could continue to fluctuate significantly due to a number of factors, including:

  variations in our anticipated or actual operating results;
  sales of substantial amounts of our common stock;
  announcements about us or about our competitors, including introductions of new products;
  litigation and other developments relating to our patents or other proprietary rights or those of our competitors;
  conditions in the pharmaceutical or biotechnology industries;
  governmental regulation and legislation; and
  change in securities analysts' estimates of our performance, or our failure to meet analysts' expectations.

Many of these factors are beyond our control.

       In addition, the stock markets in general, and the American Stock Exchange and the market for pharmaceutical and biotechnological companies in particular, have experienced extreme price and volume fluctuations recently. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

       Statements in this prospectus or in the documents incorporated by reference herein that are not descriptions of historical facts are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of our plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking terminology such as "may," "expects," "believes," "anticipates," "intends," "expects," "projects," or similar terms, variations of such terms or the negative of such terms. Forward-looking statements are based on management's current expectations. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth under "Risk Factors" including, in particular, risks relating to:

  the results of ongoing research and development activities;
  uncertainties relating to preclinical and clinical testing, financing and strategic agreements and relationships;
  the early stage of products under development;
  government regulation;
  patent matters; and
  competition.

       We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based.

USE OF PROCEEDS

       We will not receive any proceeds from the sale of the shares by the selling stockholders.

DIVIDEND POLICY

       We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the near future.

SELLING STOCKHOLDERS

       On October 15, 2003, we completed the acquisition of Developmental Therapeutics, Inc. pursuant to a merger in which we issued an aggregate of 1,187,500 shares to the selling stockholders listed in the table below. We agreed to bear expenses, other than fees and expenses of counsel to the selling stockholders, in connection with the registration and sale of the shares. See "Plan of Distribution."

       The following table sets forth information regarding the beneficial ownership of our common stock by the selling stockholders and as adjusted to give effect to the sale of the shares offered hereby. No selling stockholder has held any position or office nor had any material relationship with Titan or its affiliates during the past three years.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold	Number of Shares Beneficially Owned After Offering	Percentage Ownership After Offering
Steve H. Kanzer	1,105,920	898,416	207,504	*
Nicholas Stergis	221,351	221,351	0	-
Steven Goldman, M.D.	22,135	22,135	0	-
Eugene Morkin, M.D.	22,135	22,135	0	-
Milton Packer, M.D.	14,781	13,281	1,500	*
Jay N. Cohn, M.D.	8,854	8,854	0	-
Evan Myrianthoupoulos	1,328	1,328	0	-

* Less than 1%

PLAN OF DISTRIBUTION

       The selling stockholders may sell shares from time to time:

  in transactions on the American Stock Exchange;
  in privately negotiated transactions;
  through the writing of options on the shares;
  or a combination of such methods of sale.

       The may sell their shares:

  at fixed prices which may be changed;
  at market prices prevailing at the time of sale;
  at prices related to such prevailing market prices;
  or at negotiated prices.

       The selling stockholders may sell shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from either the selling stockholders, the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both. Compensation to a particular broker-dealer might be in excess of customary commissions.

       The selling stockholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

       We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents which we have filed with the SEC (File No. 0-27436) pursuant to the Securities Exchange Act of 1934 are incorporated herein by reference:

  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including any documents or portions thereof incorporated by reference therein;
  Our Quarterly Report on Form 10-Q for the period ended March 31, 2004;
  Our Current Reports on Form 8-K, filed with the SEC on February 3, 2004 and March 26, 2004;
  The description of our common stock contained in our Registration Statement on Form 8-A (0-27436), filed with the SEC under Section 12 of the Securities Exchange Act of 1934 on November 12, 1998; and
  All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering.

       Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

       We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for documents should be directed to us at 400 Oyster Point Boulevard, South San Francisco, California 94080, Attention: Chief Financial Officer, telephone (650) 244-4990.

WHERE YOU CAN FIND MORE INFORMATION

       We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 covering the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document. We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports and other information with the SEC. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Section. We are an electronic filer, and the SEC maintains a web site that contains reports, proxy and information statements and other information regarding us at www.sec.gov.

LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

       Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

PART II

 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

       The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$ 600
Printing and Engraving Expenses	1,500
Legal Fees and Expenses	10,000
Blue Sky Fees and Expenses	1,500
Accounting Fees and Expenses	5,000
Total	18,600

Item 15.     Indemnification of Directors and Officers

       The Amended and Restated Certificate of Incorporation and By-Laws of the Registrant provide that the registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the "DGCL"). Section 145 of the DGCL, relating to indemnification, is hereby incorporated herein by reference.

       In accordance with Section 102(a)(7) of the DGCL, the Certificate of Incorporation of the registrant eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).

       The registrant also enters into indemnification agreements with each of its officers and directors, the form of which has been filed as Exhibit 10.6 and reference is hereby made to such form.

       In addition, the registrant currently maintains an officers' and directors' liability insurance policy which insures, subject to the exclusions and limitations of the policy, officers and directors of the Company against certain liabilities which might be incurred by them solely in such capacities.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the Company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. See Item 17 "Undertakings."

Item 16.     Exhibits

3.1	-	Restated Certificate of Incorporation of the Registrant(1)
3.2	-	Form of Amendment to Restated Certificate of Incorporation of the Registrant(1)
3.3	-	By-laws of the Registrant(1)
5.1	-	Opinion of Loeb & Loeb re: Legality(2)
23.1	-	Consent of Loeb & Loeb(2)
23.2	-	Consent of Ernst & Young LLP, Independent Auditors(2)

(1)     Incorporated by reference from the Registrant's Registration Statement on Form SB-2 (File No. 33-99386).
(2)     Previously filed.

Item 17.     Undertakings

       Undertaking Required by Item 512 of Regulation S-K.

       (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       Provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered  which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has authorized this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California on the 26th day of May, 2004.

TITAN PHARMACEUTICALS, INC.

By:	/s/ Louis R. Bucalo
Louis R. Bucalo, M.D., Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Louis R. Bucalo and Robert Farrell, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       In accordance with the requirements of the Securities Act of 1933, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Louis R. Bucalo	Chairman of the Board, President and Chief	May 26, 2004
Louis R. Bucalo, M.D.	Executive Officer (principal executive officer)

	Director	May _, 2004
Ernst Gunter-Afting, M.D., Ph.D.

	Director	May _, 2004
Victor J. Bauer, Ph.D.

/s/ Sunil Bhonsle	Executive Vice President, Chief Operating Officer	May 26, 2004
Sunil Bhonsle	and Director

/s/ *	Director	May 26, 2004
Eurelio Cavalier

/s/ *	Director	May 26, 2004
Hubert E. Huckel, M.D.

/s/ *	Director	May 26, 2004
M. David MacFarlane

/s/ *	Director	May 26, 2004
Ley Smith

/s/ *	Director	May 26, 2004
Konrad M. Weis, Ph.D.

/s/ Robert E. Farrell	Executive Vice President and Chief Financial Officer	May 26, 2004
Robert E. Farrell	(principal financial and accounting officer)

* By Robert E. Farrell, as attorney-in-fact